Exhibit 99.1

ChoicePoint® Increases Share Repurchase Authorization

and Expands Debt Capacity

ALPHARETTA, Ga, – October 26, 2006 – The Board of Directors of ChoicePoint (NYSE: CPS) has increased the company’s current share repurchase program by $100 million to a total of $725 million. Including today’s increased authorization, $268 million remains available under the repurchase plan first authorized by the Board of Directors in July, 2005.

Since the current repurchase plan was authorized, ChoicePoint has repurchased 11.8 million shares. The Board’s decision is effective immediately.

Additionally, the Company entered into a $600 million unsecured credit facility to refinance its existing $400 million facility, fund share repurchases and for general corporate purposes. As a result of this transaction, ChoicePoint’s debt capacity increased to $725 million, of which $325 million is currently available.

About ChoicePoint

ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world.

ChoicePoint and the ChoicePoint logo are registered trademarks of ChoicePoint Asset Company.